MINING LEASE WITH OPTION TO PURCHASE

(Patented and Unpatented Mining Claims

located in Jefferson County, Montana)

BETWEEN:

MT. HEAGAN DEVELOPMENT, INC.

-and-

ELKHORN GOLDFIELDS, INC.

January 29, 2001

MINING LEASE WITH OPTION TO PURCHASE

(Patented and Unpatented Mining Claims, Jefferson County, Montana)

THIS CONTRACT IS SUBJECT TO ARBITRATION

This Agreement, effective as of the 29th day of January, 2001 (“Effective Date”), is between MT. HEAGAN DEVELOPMENT, INC. (“Owner”), whose address is 3819 Highway 93 South, Darby, Montana 59827, and ELKHORN GOLDFIELDS, INC., a Montana corporation (“EGI”), whose address is 7 Maple Ridge Place, St. Andrews, Manitoba, Canada R1A 2Y6.

Owner warrants and represents that it is the owner, free and clear without lien, encumbrance or third party interest, save and except a seven percent (7%) net smelter return royalty (the “Ray Interest”) [pursuant to that certain “Ray Agreement,” which was dated July 3, 1984 and filed of record on August 22, 1984, in Book 28 of Miscellaneous at Page 827 in the Clerk and Recorder’s office of Jefferson County, Montana, regarding the Dewey (M.S. #10017) patented lode mining claim set forth in Exhibit “A” hereto], of and is in sole possession of those certain eleven (11) patented mining claims (including one fee lot) and eight (8) unpatented mining claims (collectively, the “Mining Claims” or individually, the “Mining Claim”) in Jefferson County, Montana (collectively, the “Property” as more further described below), the Mining Claims being more particularly described in Exhibit “A,” attached to this Agreement and incorporated by reference in this Agreement.

Owner warrants and represents that it holds exclusive rights to explore, develop, mine and remove minerals from the Property.

EGI desires to obtain and Owner is willing to grant a mining lease of the Property, together with an exclusive option to purchase the Property.

NOW THEREFORE, in consideration of Two Thousand and No/100 Dollars ($2,000.00) paid to Owner, the receipt and sufficiency of the mutual covenants and conditions contained in this Agreement, the parties hereto agree as follows:

1.0          Lease. Owner leases the Property to EGI, with the exclusive rights to explore, develop, mine and remove minerals from the Property, which lease shall include all rights of access, ingress and egress over, to and from the Mining Claims; the mining, mineral and extralateral rights; mine-waste dumps and tailings (pursuant to Sections 6.0 and 15.0); fixtures and other appurtenances and water rights incident to the Property and all improvements and personal property on the Property.

2.0          Additional Property. (a) Owner represents that he has no interest in any mining property, fee lands, or water rights (except the Property) within the area described in Exhibit A. If it appears that Owner has any such interest, the interest shall, at EGI’s option, be deemed a part of the Property for the purposes of this Agreement. EGI’s option may be exercised during the initial or extended term, as described in Section 3.0 (collectively, “term”), of this Agreement.

(b)          If during the term of this Agreement, Owner locates or otherwise acquires an interest in any mining property, fee lands, or water rights within the area described in the foregoing subparagraph (a), the interest shall, at EGI’s option, be deemed a part of the Property for the purposes of this Agreement. This option of EGI shall be exercised during the initial term of this Agreement or within 21 years after the Effective Date by both parties, whichever period shall be the shorter.

3.0          Term. (a) The initial term of this Agreement shall be five (5) years from the Effective Date, unless extended, or sooner surrendered or otherwise terminated, or until the earlier exercise of the option granted by Section 23.0.

(b)          EGI may extend the initial term of this Agreement for additional period of five (5) years each by giving Owner notice of the extension not less than thirty (30) days prior to the expiration of the initial term or any extension.

4.0          Exclusive Possession. EGI shall have the exclusive possession of the Property during the term of this Agreement, save and except for the following (i) the right of Owner to enter the Property to complete Owner’s reclamation of logging operations (including but not limited to cleanup of logging debris and slash), and (ii) the right of a prior lessee to Owner, Newmont Mining Corporation or its former affiliate, to enter the Property to complete the reclamation of its prior activities on the Property, as required of either of these activities by Montana law, for a reasonable period of time. Owner warrants, represents, covenants and agrees to indemnify, save, protect, defend and hold harmless EGI, its agents, attorneys, officers, directors, contractors, invitees and employees, from and against any and all losses (as defined in Section 34.0) arising out of, resulting from or relating to its activities hereunder.

5.0          Title. (a) In addition to any other warranties and representations herein, Owner warrants that it has one hundred percent (100%) of the fee title, minerals and surface, to each of the Mining Claims and is in possession of the Property, that it has the right to enter into this Agreement, that it knows of no other person or entity asserting any interest in the Property or the ground covered thereby, except the United States Forest Service may have a legal right to, and may assert a right to, a right of way across a portion of the Property, and that the Property is free from all liens and encumbrances, except liens for property taxes not yet due and payable and the Ray Interest. Owner further warrants to EGI the quiet enjoyment of the Property and the right to explore, develop, and mine the same.

(b)          Owner warrants that the unpatented mining claims included in the Property have been properly located, all filings and recordings have been timely and properly made, and that for each assessment year assessment work has been performed (or other steps taken in accordance with law) for the benefit of the claims. Owner warrants and will defend title to all of the Property and the ground covered thereby against all persons whomsoever.

(c)          Owner represents that the Ray Agreement and any and all other option agreements to purchase the Mining Claims have been exercised, fully complied with, and except for the Ray Interest have no further force and effect.

(d)          Owner shall provide EGI with recording data with respect to deeds, easements, or other documents which bear upon Owner’s title to the Property, and shall provide EGI with copies of all such documents, together with all title opinions, in Owner’s possession or control. Owner shall, upon EGI’s request record any such document in Owner’s possession or control which has not been recorded. Owner shall deliver to EGI all abstracts in Owner’s possession or control. Upon the termination of this Agreement EGI shall return all such abstracts to Owner.

(e)          At EGI’s request, Owner shall take all action necessary (including judicial proceedings) to remove any cloud from or cure any defect in the title to the Property. If Owner fails or refuses to take any such action, EGI may take such action in Owner’s name. Owner shall cooperate with EGI in any such action taken. EGI may recover from Owner or from any payments thereafter to become due to Owner under this Agreement all costs and expenses (including attorneys’ fees) incurred by EGI in any such action.

(f)          If the United States or any third person attacks the validity of any of the Mining Claims included in the Property for any reason except EGI’s failure to comply with its obligation to perform assessment work or to record and file evidence thereof pursuant to this Agreement, EGI shall have no obligation to defend the validity of the Mining Claim.

(g)          To the best of Owner’s knowledge and belief, as of the Effective Date, there has been no violation by Owner or other operator regarding prior activities of any applicable federal, state, regional or county law, permit or regulation regarding zoning, land use, environmental protection or any other matter relating to the Property or “prior activities” (defined in Section 6.0) conducted thereon. “Environmental protection” laws, permits or regulations shall include but not be limited to those regarding all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic, under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations: the Comprehensive Environmental Response , Compensation and Liability Act, 42 U.S.C. § § 9601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C, § § 136 et seq., the Atomic Energy Act, 42 U.S.C. § § 2011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. § § 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § § 2601 et seq.; the Clean Water Act, 33 U.S.C, § § 1251 et seq., the Clean Air Act, 42 U.S.C. § § 7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § § 11011 et seq., and the Safe Drinking Water Act, 33 U.S.C. § § 300f et seq.

6.0          Prior Activities. Owner shall be responsible for reclamation that may become required of any condition existing on the Property due to activities of Owner at any time during its ownership of the Property conducted under Owner’s Operating Permit, as amended (hereinbefore and hereinafter, “prior activities”), issued by the then-Montana Department of State Lands, predecessor to the Montana Department of Environmental Quality, including but not limited to those regarding the leach pad and ponds located on the Park patented lode mining claim (more particularly described in Exhibit A).

Owner shall defend, protect, indemnify, save and hold harmless EGI, its agents, attorneys, contractors, employees, officers, successors and assigns, from any and all causes of action, damages, fees (including reasonable attorneys’ fees), assessments, penalties, losses, liabilities and suits of every kind and character arising out of, relating to or resulting from, directly or indirectly, prior activities on the Property; under the statutes, laws and acts cited in Section 5(g); save and except any such causes of action or damages which may arise because EGI disturbs prior reclaimed portions of the Property and negligently or wilfully fails to reclaim said portions of the Property in conformance with then existing local, state or federal laws.

7.0          Lesser Interest. (a) If Owner’s title fails as to any part of the Property, no royalty shall be payable with respect to the part of the Property as to which title has failed and the purchase price payable under this Agreement shall be reduced proportionally (pro-rata on an acreage basis) with respect to that part of the property.

(b)          If Owner owns a lesser interest in any part of the Property than the entirety thereof (or such other interest as may be set forth in Exhibit A), then all royalties payable under this Agreement with respect to that part of the Property shall be reduced proportionally and the purchase price payable under this Agreement shall be reduced proportionally (pro-rata on an acreage basis) with respect to that part of the Property.

(c)          Subject to the provisions of the foregoing subparagraphs (a) and (b), if any part of the Property is subject to any royalties or other payments other than those specifically reserved to Owner in this Agreement, such royalties or other payments shall be deducted from any amounts payable to Owner under this Agreement.

8.0          Undivided Interests. If the interest claimed by Owner in any part of the lands described in Exhibit A is less than 100%, the interest claimed by Owner is set forth in Exhibit A. Any representation or warranty of title made by Owner shall apply only to the interest set forth in Exhibit A. The royalty provided for in Section 9.0 shall be reduced so as to be proportional to the interest set forth in Exhibit A with respect to each part of the Property. If Owner owns or hereafter acquires an interest in any part of the lands described in Exhibit A greater than that set forth in Exhibit A, such interest shall be deemed amended to include such interest, and the royalty payable under this Agreement with respect to that portion of the Property shall be increased proportionally.

9.0          Royalty. (a) EGI shall pay an advance minimum royalty to Owner on the dates and in the amounts as follows:

Amount	Due Date

$ 2,000.00	per month, the first payment upon execution of this Agreement by both parties, that being the initial consideration referenced above, and on or before the 29th day of each month thereafter until July 29, 2001;

$ 2,500.00	per month, beginning on or before July 29, 2001, and on or before the 29th day of each month thereafter until the first (1st) anniversary of the Effective Date;

$ 5,000.00	per month, beginning on or before January 29, 2002, and on or before the 29th day of each month thereafter, pursuant to Section 3.0(b).

These advance minimum royalty payments shall be creditable and recoupable, but not refundable, against any production royalty payments, under Section 9.0, or purchase payment, under Section 23.0, made pursuant to the Agreement.

These advance minimum royalty payments shall be in lieu of any obligation on the part of EGI, express or implied, to explore, develop, mine, or perform any work on or in connection with the Property, except as provided in Section 30.0.

(b)          Subject to the provisions of Sections 7.0 and 8.0, EGI shall pay to Owner a royalty of three percent (3%) of the “Net Returns” from all ores, minerals, or other products removed from the property and sold or processed by EGI. There shall be credited against the production royalty payments provided for in this subparagraph (b) all advance minimum royalties previously paid pursuant to the foregoing subparagraph (a).

(c)          “Net Returns” means–

(i)          in the case of ores, minerals, or other products which are sold by EGI in the crude state or as native material, the amount received by EGI from the purchaser of the ores, minerals, or other products, less Allowable Deductions;

(ii)         in the case of ores, minerals, or other products which are processed by or for the account of EGI to produce concentrates or other saleable intermediate products which are sold by EGI, the amount received by EGI from the purchase of the concentrates or other saleable intermediate products, less “Allowable Deductions;”

(iii)        in the case of ores, minerals, or other products which are processed by or for the account of EGI to produce concentrates or other saleable intermediate products which are smelted or otherwise further processed by or for the account of EGI, an amount equal to the market value of the concentrates or other saleable intermediate products f.o.b. (free on board) the plant producing the concentrates or other saleable intermediate products (which amount shall be deemed to have been received by EGI), less Allowable Deductions; and

(iv)         in all other cases, the amount received by EGI from the purchaser of the ores, minerals, or other products (or, if such ores, minerals, or other products are deemed to be sold, an amount equal to the market value thereof f.o.b. the plant producing the same (which amount shall be deemed to have been received by EGI)), less Allowable Deductions.

(d)          “Allowable Deductions” means, to the extent borne or to be borne by EGI, which relate only to the processing of ores, minerals or other products:

(i)          sales, severance, and other similar taxes;

(ii)         charges for and taxes on transportation from the mine or, if the ores are processed, the plant producing the concentrates or other saleable products, to the place of sale;

(iii)        insurance and security costs and charges;

(iv)        purchaser’s milling, smelting, refining, and other treatment charges or costs;

(v)         representation, assaying, and umpire costs and fees; and

(vi)        marketing costs and commissions.

If ores, minerals, or other products are deemed to have been sold, Allowable Deductions shall include amounts representing the items enumerated above to the extent that they would have been borne by EGI had the ores, minerals, or other products actually been sold.

10.0         Stockpiling. (a) EGI may stockpile any ores, minerals, or other products produced from the Property at such place or places as EGI may elect, either upon the Property or upon other property.

(b)          If EGI stockpiles or holds in inventory any ores, minerals, or other products produced from the Property upon other property for a period longer than six (6) months, such ores, minerals, or other products shall be deemed to have been sold, and EGI shall pay to Owner the royalty determined as provided in Section 9.0.

11.0         Commingling. EGI may commingle ores, minerals, or other products from the Property (“Subject Ore”) with ores, minerals, or other products from other property (“Other Ore”). Before commingling, EGI shall weigh and sample the Subject Ore and Other Ore in accordance with sound mining and metallurgical practice including, as determined necessary by EGI, for moisture and metal content and assay the samples to determine metal content. EGI shall keep records showing, as appropriate, weights or volumes, moisture, percent metal content, and gross metal content of the Subject Ore and Other Ore. Royalties shall be allocated between Subject Ore and Other Ore on the basis of gross metal content, with due regard being given to the difference, if any, between the royalty rate on the Subject Ore and the royalty rate on Other Ore.

12.0         Payment. (a) EGI shall make all payments due Owner under the Agreement by check which shall be transmitted to Owner as provided in Sections 24.0 and 32.0, except for the initial consideration.

(b)          All royalty payments shall be made on or before the 25th day of the calendar month following the calendar quarter in which payment is received or deemed to have been received for such ores, minerals, or other products.

(c)          Royalty payments shall be accompanied by a statement indicating the amount of ores, minerals, or other products sold or processed and the computation of the royalty being paid. The statement shall be conclusively presumed true and correct after the expiration of ninety (90) days after the date furnished, unless within the ninety (90) day period Owner takes written exception, specifying with particularity the items excepted to and the ground for each exception. Owner shall be entitled to an independent audit of the matters covered by the statement, at Owner’s expense, provided that the audit is conducted by an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants.

(d)          If at any time during the term of this Agreement it appears that one or more third parties may have a claim of ownership in the Property, the minerals lying in or under the Property, or royalties or other payments with respect to the Property, EGI may withhold from any payments which would otherwise be due to Owner under the terms of this Agreement an amount sufficient to satisfy the claims. EGI shall deposit the amount withheld in escrow, giving notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved by decision of a court or arbitrators, or otherwise. Owner shall pay when due and before delinquent all taxes required by this Agreement to be paid by Owner and all mortgage and other payments required to preserve Owner’s interest in the Property. Owner shall furnish EGI with receipts or other evidence of such payments. If at any time during the term of this Agreement it appears that any one or more third parties may have a claim against the Property by reason of any tax, mortgage, or other lien, EGI may pay any past due payments and shall be subrogated to all rights of the holder against Owner. If EGI makes any payments to one or more third parties as a result of any claim of ownership, tax, mortgage, or lien, either by way of contract, settlement, compromise, pursuant to final judgment of any court of record, or otherwise, EGI may recover from Owner or from payments thereafter to become due to Owner under this Agreement the amount of any payment and all costs and expenses (including attorneys’ fees) incurred by EGI in connection with the claim of ownership, tax, mortgage, or lien.

13.0         Operations. (a) During the term of this Agreement, EGI shall have free and unrestricted access to the Property, and shall have the right (i) to explore, develop, and mine the Property and to extract, remove, and sell or otherwise dispose of for its own account any and all ores, minerals, or other products, (ii) to remove ores, air, water, waste, and materials from the Property or from other property by means of underground or surface operations on or in the Property or on or in other property, (iii) to deposit ores, water, waste, tailings, and materials from the Property or other property on or in the Property, and to use any part of the Property for waste dumps and tailings disposal areas, (iv) to conduct on or in the Property general mining, treatment, processing, and related operations respecting the property and other property, and to use any part of the Property for any purposes incident to such operations, and (v) to construct, use, and maintain on the Property such roads, improvements, structures, equipment, personal property, and fixtures as may be necessary or convenient for the conduct of EGI’s operations.

(b)          EGI shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practice. All decisions with respect to exploration, development, and mining of the Property and the selling of ores, minerals, concentrates, or other products from the Property, including all decisions regarding the commencement, suspension, resumption, or termination of any operations, shall be made by EGI in its sole discretion. EGI may sell ores, minerals, or other products, and may stockpile ores, minerals, or other products for any length of time before selling the same. There are no covenants or agreements regarding these matters other than those expressly set forth in this Agreement.

(c)          EGI may use any lawful mining method, whether or not the method is in general use at the time of the execution of this Agreement, including without limitation, underground mining (including methods, such as block caving, which result in the disturbance or subsidence of the surface), surface mining (including strip mining, open pit mining, and dredging), and in situ mining (including solution mining, leaching, gasification, and liquification).

(d)          EGI shall comply with all laws and regulations governing its operations on the Property, including all laws and regulations regarding reclamation of the Property. Owner is aware that if ores, minerals or other products are produced they may contain sulphide minerals which are susceptible to acid generation. EGI agrees to take those precautions necessary to prevent, contain, and neutralize any such acid formation or generation, as required by law. If this Agreement is inconsistent with or contrary to any law or regulation, the law or regulation shall control and this Agreement shall be deemed to be modified accordingly.

(e)          If EGI mines, produces and sells ores, minerals and other products from the Dewey (M.S. #10017) patented lode mining claim, one of the Mining Claims hereto, while the Ray Interest is in force and effect, EGI shall pay in a timely and proper manner all of the royalty payments that come due as a result of EGI’s activity on the Dewey (M.S. #10017) claim, so long as Owner provides EGI on or before the Effective Date with all documentation related to the Ray Interest, with an accounting and status of any payment obligations pursuant to the Ray Agreement and with an Estoppel Certificate evidencing the current force and effect of such obligation and any necessary consent to transfer of such obligation.

14.0         Easements. If requested by EGI from time to time during the term of this Agreement, Owner shall execute, acknowledge, and deliver to EGI, without further consideration, one or more instruments granting to EGI, without cost to EGI, easements upon, over, or through the Property or upon, over, or through other property owned by Owner, for the construction, maintenance, use, and removal of pipe lines, telephone lines, electrical power or transmission lines, roads, railroads, tramways, flumes, ditches, shafts, drifts, tunnels, and other facilities necessary or convenient for EGI’s operations on or in the Property or on or in other Property. Any such instruments granted to EGI by Owner shall be in force only so long as this Agreement is enforceable and in effect unless EGI exercises its option to purchase the Property (pursuant to Section 23.0) in which case such instruments shall not be so limited.

15.0         Dumps and Tailings. All dumps, tailings, or residue remaining after mining, milling, or subsequent processing of ores, minerals, or other products from the Property by EGI shall be the property of EGI (pursuant to Section 6.0), unless such dumps, tailings, or residue remain upon the Property after the period of time provided for in Section 26.0, and after EGI satisfies all of the State of Montana’s statutory and bonding requirements then in effect with regard to reclamation and remediation of such dumps, tailing or residue, in which case the dumps, tailings, or residue shall be the property of the Owner.

16.0         No Implied Covenants. No covenants or conditions relating to the exploration, development, mining, or related operations on or in connection with the Property, or the timing thereof, other than those expressly provided in this Agreement, shall be implied. After commencing any exploration, development, mining, or related operations on or in connection with the Property, EGI may in its sole discretion curtail or cease such operations so long as it continues to make any payments due Owner under this Agreement.

17.0         Protection from Liens and Damages. EGI shall keep the Property, with regard to its activities hereunder, free of liens for labor performed or materials or merchandise furnished for use on the Property under this Agreement, and shall hold Owner harmless from all costs, loss, or damage which may result from any work or operations of EGI or is possession or occupancy of the Property.

18.0         Taxes. Owner shall pay all taxes levied against the Property prior to the date of this Agreement. EGI shall pay all taxes levied against the Property during the term of this Agreement, so long as Owner provides EGI with prompt, timely notice and evidence of such pending tax obligations. In the case of taxes for the tax year in which this Agreement commences, and for the tax year in which this Agreement ends, there shall be an apportionment, EGI to bear the proportion of taxes upon the Property applicable to the part of the tax year included under this Agreement, and Owner to bear the balance of the taxes. EGI shall pay all taxes levied during the term of this Agreement against all improvements, structures, equipment, personal property, and fixtures placed upon the Property by EGI and all taxes levied against EGI as an employer of labor. All taxes shall be paid when due and before delinquent, but EGI shall be under no obligation to pay any tax so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect Owner or any right, title, or interest of Owner in or to the Property.

{Mining Lease with Option to Purchase - w Exhibit.1 /}

19.0         Insurance. EGI shall carry at all times during the term of this Agreement worker’s compensation and other insurance required by state laws and mining regulations, or EGI may self-insure as to such matters if it qualifies as a self-insurer under the appropriate laws and regulations. EGI shall also carry, and keep current, at all times during the term of this Agreement, a General Liability insurance policy on the Property in the amount of Five Hundred Thousand and No/ths Dollars ($500,000) and an Umbrella insurance policy on the Property in the amount of Five Million and No/ths Dollars ($5,000,000) with Owner named as co-insured on the policies.

20.0         Inspection. (a) Owner or Owner’s authorized representative may enter on the Property at any reasonable time for the purpose of inspection, but shall enter at Owner’s own risk and so as not to hinder unreasonably the operations of EGI. Owner shall indemnify and hold EGI, its agents, attorneys, contractors, employees and officers, harmless from any costs, loss, claims, causes of action or damage by reason of injury to or the presence of Owner or Owner’s representatives on the Property.

(b)          Owner or Owner’s authorized representative may, at any reasonable time, inspect any records pertinent and necessary for the purpose of substantiating the compliance of EGI with the provisions of this Agreement.

21.0         Data. (a) Upon the execution of this Agreement, Owner shall deliver to EGI all drill core, all geological, geophysical, and engineering data and maps, logs of drill holds, results of assaying and sampling, and similar data concerning the Property (or copies thereof) which are in Owner’s possession or control.

(b)          Upon the surrender or other termination of this Agreement (except by exercise of the option contained in Section 23.0), EGI shall, within sixty (60) days after termination, (i) return to owner all drill core and original data delivered by Owner to EGI which are then in EGI’s possession or control, and (ii) make available for inspection by Owner all factual geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling pertaining to the Property which EGI has obtained as a result of its exploration work under this Agreement and which are then in EGI’s possession or control. Upon Owner’s request made within sixty (60) days after termination of this Agreement (except by exercise of the option contained in Section 23.0), EGI shall, at Owner’s expense, provide Owner with the drill core designated by Owner and with copies of any portion of the geological and geophysical data and maps (not including interpretive data), logs of drill holes, and results of assaying and sampling designated by Owner.

(c)          EGI makes no representation or warranty as to the accuracy, sufficiency or completeness of any such data or information, and shall not be liable on account of any use by Owner or any other person of any such data or information. EGI shall not be liable for the loss or destruction of any drill core.

{Mining Lease with Option to Purchase - w Exhibit.1 /}

22.0         Confidentiality. All information obtained by Owner or Owner’s authorized representatives from EGI arising out of EGI’s activities on the Property pursuant to this Agreement shall be kept strictly confidential by Owner and shall not be released to any third person except upon the prior written consent of EGI.

23.0         Option. In further consideration of the benefits set forth herein, Owner grants to EGI during the term of this Agreement the sole and exclusive option to purchase the Property, together with and including all appurtenances and water rights incident thereto and all improvements and personal property thereon, as such Property is fully described in Section 1.0, free and clear of all liens and encumbrances, for a total “purchase price” of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), payable in ten (10) equal payments, to be made over twenty-seven (27) months, with a payment due every three (3) months. The principal amount due Owner shall carry an interest rate of seven and one half percent (7.5%) per annum. The first such payment shall be due on the day EGI elects to exercise the Option. EGI shall be entitled to a credit against the purchase price for all amounts paid under the provisions of Section 9.0, and for all costs and expenses incurred under the provisions of Section 5.0 (collectiely, “Option Credits”), should it elect the option to purchase provided for herein. The following formula sets forth the manner by which the amount of these options payments shall be determined:

[$1,500,000.00 - Option Credits]  = whole number plus remainder

$150,000.00

Said whole number equals number of payments of $150,000 to be paid before final payment of amount remaining to total purchase price is paid.

EGI shall also have the option at its election to prepay any or all option payments provided for herein.

24.0         Escrow and Property Purchase.

(a)          Contemporaneously with the execution of this Agreement, Owner and EGI shall accomplish the following:

(i)          Owner shall have executed and acknowledged, and deliver to Helena Abstract & Title Company (“Escrow Agent”), 6th and Fuller Streets, Helena, Montana 59601, 1-406-442-5080, a warranty deed conveying the Property to EGI, in substantially the form set forth in Exhibit”B,” attached hereto and incorporated herein by reference. Owner and EGI hereby appoint Escrow Agent, as their escrow agent to receive and distribute all payments hereunder and to hold the warranty deed and deliver it to the party entitled to receive it;

(ii)         The parties agree that the Escrow Agent shall act pursuant to Escrow Instruction executed contemporaneously with the execution of the Agreement;

{Mining Lease with Option to Purchase - w Exhibit.1 /}

(ii)         The parties agree that any payments made to Owner by EGI hereunder, pursuant to Sections 9.0, 23.0, 24.0 or any other provisions herein, shall be made to Escrow Agent on behalf of Owner; and

(iii)        A conforming copy of this Agreement, the original Warranty Deed and an original Escrow Instructions document shall be delivered to the Escrow Agent.

(b)          At such time as the total costs and expenses incurred by EGI as set forth in Section 5.0 and the total payments made to Owner as set forth in Section 9.0 equal the total consideration due under Section 23.0, or EGI otherwise elects to exercise its option, EGI will notify the Escrow Agent in writing, with a copy to Owner, that the option to purchase the Mining Claims, as described in the notice, has been exercised. After that date, and immediately upon full payment of the purchase price as set forth in Section 23.0, the Escrow Agent will deliver to EGI the escrowed Warranty Deed conveying to EGI the Mining Claims. Upon receipt of the Warranty Deed, EGI will own the entire and undivided ownership interest in the Mining Claims described in the Warranty Deed, subject to the terms and conditions of this Agreement.

(c)          EGI, at its sole discretion, may appoint a successor to the Escrow Agent designated above. If a successor is appointed, EGI shall give written notice to Owner specifying the name and address of the successor, and within ten (10) days from the date of the notice, Owner and EGI shall execute and deliver instructions to the successor in the same form as executed with this Agreement, or as EGI shall otherwise reasonably designate.

In the event there is a reduction in the purchase price as provided in Section 23.0, within ten (10) days from the date of such reduction, the parties hereto shall execute and deliver to the Escrow Agent Amended Escrow Instructions specifying the revised purchase price. In addition EGI shall deliver to the Escrow Agent a recordable Deed or Deeds, if necessary, executed by Owner that conveys to EGI the remaining Mining Claims then comprising the Property.

(d)          All reasonable charges of the Escrow Agent and any successor escrow agent shall be paid by EGI.

25.0         Termination and Surrender. (a) If EGI fails to comply with the provisions of this Agreement, including Section 9.0, and if EGI does not initiate and diligently pursue steps to correct the default within thirty (30) days after notice has been given to it by Owner specifying with particularity the nature of the default, then upon the expiration of the thirty (30) day period, all rights, liabilities, and obligations of EGI under this Agreement shall terminate, except that (i) EGI shall have the rights provided in Sections 26.0 and 27.0, (ii) EGI shall have those liabilities existing on the date of termination, the obligations provided in Section 21.0, and liability for payments under Section 9.0 then due or, in the case of production royalties, then accrued, and (iii) any and all obligations and duties EGI may then have with regard to reclamation and remediation required by local, state or federal law. Any default claimed with respect to the payment of money may be cured by the deposit in escrow with Escrow Agent of the amount in controversy (not including interest or claimed consequential, special, exemplary, or punitive damages) and giving of notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved by decision of a court or arbitrators, or otherwise. If EGI by notice to Owner disputes the existence of a default, then this Agreement shall not terminate unless EGI does not initiate and diligently pursue steps to correct the default within thirty (30) days after the existence of a default has been determined by decision of a court or arbitrators, or otherwise.

{Mining Lease with Option to Purchase - w Exhibit.1 /}

(b)          Subject to the right of Owner to terminate this Agreement as provided in the foregoing subparagraph (a), controversy between the parties to this Agreement shall not interrupt operations under this Agreement. In the event of any controversy, EGI may continue operations under this Agreement and shall make the payments provided for in this Agreement notwithstanding the existence of the controversy. Upon the resolution of the controversy, such payments or restitutions shall be made as required by the terms of the decision of the court or arbitrators, or otherwise.

(c)          EGI may at any time terminate this Agreement as to all or any part of the Property by delivering to Owner or by filing for record in the appropriate office (with a copy to Owner) a recordable Surrender of this Agreement or a Partial Surrender describing that portion of the Property as to which this Agreement is surrendered. Upon mailing the Surrender or Partial Surrender to Owner or to the appropriate office, all rights, liabilities, and obligations of EGI under this Agreement with respect to the portion of the Property as to which this Agreement is terminated shall terminate, except that (i) EGI shall have the rights provided in Sections 26.0 and 27.0, and (ii) EGI shall have those liabilities existing on the date of termination, the obligations provided in Section 21.0, and liability for payments under Section 9.0 then due or, in the case of production royalties, then accrued.

26.0         Removal of Property. For a period of six (6) months after the termination of this Agreement EGI shall have the right (but not the obligation) to remove from the Property all broken or stockpiled ore, minerals, or other products (subject to the payment of royalties provided for in this Agreement), dumps, tailing, and residue, and all structures, equipment, personal property, and fixtures owned by EGI or erected or placed on or in the Property by EGI, except mine timbers in place. EGI may keep one or more watchmen on the Property during the above-mentioned period.

27.0         Access. For as long as necessary after termination of this Agreement, EGI shall have the right of access to and across the Property for reclamation purposes.

28.0         Amendments, Relocations, and Patents. During the term of this Agreement EGI shall have the right (but not the obligation) to amend or relocate any or all of the unpatented mining claims included in the Property, to locate placer claims on ground theretofore covered by lode claims and vice versa, to locate millsites on ground theretofore covered by mining claims and vice versa, and to locate any fractions existing on the date of this Agreement or resulting from the location, amendment, or relocation of mining claims or millsites. All such locations, amendments, or relocations shall be made in the name of Owner. At the request of EGI, Owner shall apply for patent, as such right becomes legally available, for any or all of the unpatented mining claims and millsites. All expenses authorized by EGI in connection with locating, amending, or relocating mining claims or millsites or prosecuting patent proceedings shall be borne by EGI. The right of EGI under this Agreement shall extend to all such locations, amended locations, relocations, and patented mining claims and millsites.

{Mining Lease with Option to Purchase - w Exhibit.1 /}

29.0         Compliance with Federal Land Policy and Management Act. (a) Owner warrants that the location notices or location certificates for the unpatented mining claims included in the Property have been timely filed in the proper office of the Bureau of Land Management pursuant to § 314(b) of the Federal Land Policy and Management Act of 1976, 43 U.S.C. § 1744(b).

(b)          Owner warrants that evidence of assessment work or notices of intention to hold for the unpatented mining claims included in the Property have been timely recorded in the proper county (or recording district) office and timely filed in the property office of the Bureau of Land Management pursuant to § 314(a) of the Federal Land Policy and Management Act of 1976, 43 U.S.C. § 1744(a), for each assessment year for which such recording and filing was required and including the assessment year ending September 1, 2001.

30.0         Assessment Work. (a) Owner warrants that the annual assessment work required to hold the Property has been performed for the assessment year ending September 1, 2001, or that it has otherwise complied with the requirements of Sections 82-2-101 et seq. of the Montana Code Annotated regarding, among other requirements, locating claims, recording certificates of location, maintaining claims and recording affidavits of assessment work; and with all federal laws, including those set forth in 43 C.F.R. Sections 3831 and 3833, regarding the aforementioned requirements and the payment of claim maintenance or other fees, as applicable. EGI shall perform the assessment work for the benefit of the Property for the assessment year ending September 1, 2002, and for every year thereafter in which EGI continues this Agreement beyond the 1st day of September of that assessment year. If any court or governmental agency decides that the work performed by EGI does not constitute the kind of work required by federal or state law, EGI shall nevertheless be deemed to have complied with the terms of this Agreement if the work done by EGI is of the kind generally accepted in the mining industry as assessment work under existing law.

(b)          Owner represents that the Property is one contiguous group of mining claims, except for the Golden Curry Placer claim (more particularly described in Exhibit A).

31.0         Change in Federal Mining Law. If the United States establishes a leasing system or other system of tenure for lands or minerals now subject to location under the mining laws prior to purchase of the Property (pursuant to Section 23.0), EGI may make the election to first attempt a re-negotiation of the Agreement with Owner, solely with regard to the unpatented claims set forth in Exhibit A. If the re-negotiation does not resolve the concerns of EGI, EGI and Owner will immediately seek resolution of this matter pursuant to Section 41.0, and this Agreement will remain in full force and effect without default thereof during this dispute resolution period.

{Mining Lease with Option to Purchase - w Exhibit.1 /}

32.0         Notices. All notices and other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt required, or (iii) sent by registered or certified mail, return receipt required. All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, and (iii) if by mail, on the date of mailing. Until a change of address is communicated as indicated above, all notices to Owner shall be addressed:

Mr. C.A. Dickey

Mt. Heagan Development, Inc.

Highway 93 South

Darby, MT 59827

and all notices to EGI shall be addressed:

Mr. Ian Berzins

Elkhorn Goldfields, Inc.

7 Maple Ridge Place

St. Andrews, Manitoba Canada R1A 2Y6

33.0         Assignment. (a) The rights of either party under this Agreement may be assigned only in the Agreement’s entirety, subject to the provisions set forth below.

(b)          No change or division in the ownership of the Property or the payments provided for in this Agreement, however, accomplished, shall enlarge the obligations or diminish the rights of EGI. Owner covenants that any change in ownership shall be accomplished in such a manner that EGI shall be required to make payments and to give notices to but one person, firm, or corporation, and upon breach of this covenant, EGI may retain all monies otherwise due to Owner until the breach has been cured. No change or division in ownership shall be binding on EGI until thirty (30) days after Owner has given EGI a certified copy of the recorded instrument evidencing the change or division.

(c)          EGI may assign its entire interest in this Agreement, subject to approval of the Owner, which approval shall not be unreasonably withheld. If such approval is withheld by Owner, EGI may immediately seek an expedited review by arbitration of Owner’s decision to withhold approval, pursuant to Section 41(b). If the arbitrator finds that the Owner is unreasonable in its decision, Owner shall pay all costs and expenses of EGI for this arbitration (including but not limited to reasonable attorney fees), contrary provisions in Section 41(b) notwithstanding. If EGI assigns the interest in this Agreement, liability for breach of any obligation under this Agreement shall rest exclusively upon the holder of this Agreement who commits the breach.

(d)          If Owner desires to sell or otherwise dispose of all or any part of his interest in the Property or in this Agreement, Owner shall first offer the interest to EGI stating the interest proposed to be sold or otherwise disposed of, the offering price (which may include deferred payments), and other terms and conditions of sale. EGI may accept the offer by notice to Owner given within sixty (60) days following the effective date of Owner’s offer. If EGI does not accept Owner’s offer, Owner may sell or otherwise dispose of the interest offered to EGI at a price and upon terms and conditions equal to or more favorable to Owner than those offered to EGI, provided that the sale or other disposition is effectuated within one hundred twenty (120) days from the effective date of Owner’s offer.

{Mining Lease with Option to Purchase - w Exhibit.1 /}

34.0         Indemnification. In addition to any other indemnifications hereunder:

(a)          Indemnification by EGI. EGI warrants, represents, covenants and agrees to indemnify, save, protect, defend and hold harmless Owner, its agents, officers, directors, contractors, invitees and employees, from and against any and all liabilities, liens, claims, suits, adverse legal or administrative judgments, disputes, damages, losses, costs, expenses, penalties, fines, assessments and causes of action, including reasonable attorneys' fees and expenses (collectively, “losses”) arising out of, resulting from or relating to its activities on or involving the Property, or under the terms and conditions of this Agreement, or caused by the negligence, misconduct or fault of EGI, its agents, employees or contractors, (except for acts attributable to the negligence of Owner, its agents, employees, and invitees), and from its noncompliance or alleged noncompliance with all applicable laws, permits or regulations.

(b)          Indemnification by Owner. In addition to other indemnifications set forth herein, Owner warrants, represents, covenants and agrees to indemnify, save, protect, defend and hold harmless EGI, its agents, attorneys, officers, directors, contractors, invitees and employees, from and against any and all said losses arising out of, resulting from or relating to any prior activities existing on the Effective Date, its activities after the Effective Date on or involving the Property, or under the terms and conditions of this Agreement, or caused by the negligence, misconduct or fault of Owner, its agents, invitees, contractors, employees or contractors (except for acts attributable to the negligence of EGI, its agents, employees, and invitees).

(c)          In no event shall either party be liable to the other party pursuant to this Agreement for any consequential, punitive, special or incidental loss or damage.

35.0         Inurement. All covenants, conditions, limitations, and provisions contained in this Agreement apply to and are binding upon the parties to this Agreement, their heirs, representatives, successors, and assigns.

36.0         Short Form. Contemporaneously herewith EGI and Owner have executed and delivered a Short Form Memorandum of this Agreement, substantially in the form set forth in Exhibit”C,” attached hereto and incorporated herein by this reference. EGI may record the Short Form or this Agreement, or both, as it may elect.

37.0         Modification. No modification, variation, or amendment of this Agreement shall be effective unless it is in writing and is signed by all parties to this Agreement.

{Mining Lease with Option to Purchase - w Exhibit.1 /}

38.0         Entire Agreement. This Agreement sets forth the entire agreement of the parties and supersedes all previous and contemporaneous agreements, representations, warranties, and undertakings, written or oral.

39.0         Construction. (a) The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement. The term “Owner” shall be deemed to be singular or plural, and shall be deemed to be masculine, feminine, or neuter, whenever the construction of this Agreement so requires.

(b)          The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

40.0         Governing Law. The formation, interpretation, and performance of this Agreement shall be governed by the internal law (but not the conflicts of law rules) of the state of Montana.

41.0 Mediation and Arbitration. Any dispute arising out of or related to the negotiation, existence, performance, breach, default or termination of this Agreement, or the method of resolution thereof, shall be determined:

(a)           First, by mediation of the parties to be facilitated by a mediator acceptable to both parties. The exclusive place of mediation shall be Helena, Montana; and

(b)          Finally, if mediation does not resolve the dispute, by arbitration under the then Commercial Arbitration Rules of the American Arbitration Association. The exclusive place of arbitration shall be Helena, Montana. The arbitrators shall issue their award within ninety (90) days after submission of the dispute to arbitration. Costs of arbitration shall be borne equally. Judgment on any award may be entered in any court having jurisdiction over the person or property of the party against whom the award is entered. No punitive damages may be awarded hereby.

42.0         Cooperation and Additional Documents. Owner shall cooperate with EGI, when reasonably required, for EGI to obtain any permits or other documents so that EGI can exercise any and all of its rights hereunder. Owner shall provide EGI with such additional documents as may be necessary to carry out the purposes of this Agreement. If conditions change by reason of acquisitions, conveyances, assignments, or other matters relating to the title to or description of the Property, Owner and EGI shall execute amendments of this Agreement and the Short Form of this Agreement, and any other documents which may be necessary to reflect such changed conditions.

43.0         Homestead Waiver. Owner expressly waives and releases all rights, exemptions, and benefits under or by virtue of any homestead, homestead exemption, dower, courtesy, community property, or marital property laws now or hereafter in force in the state in which the Property is located.

{Mining Lease with Option to Purchase - w Exhibit.1 /}

44.0         Survival.. Any terms or agreements herein which by their nature may or must be performed or occur after termination of this Agreement shall survive such termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWNER:	MT. HEAGAN DEVELOPMENT, INC.

By:
John C. Orser
Title: Vice President

EGI:	ELKHORN GOLDFIELDS, INC.

By:
Ian Berzins
Title: Managing Director

{Mining Lease with Option to Purchase - w Exhibit.1 /}

STATE OF MONTANA	)
: ss.
County of Lewis and Clark	)

On this 29th day of January, 2001, before me, the undersigned, a Notary Public in and for the state of Montana, personally appeared John C. Orser, known to me to be the Vice President of Mt. Heagan Development, Inc., and known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me he executed the same on behalf of Mt. Heagan Development, Inc.

In witness whereof, I have hereunto set my hand and affixed my Notarial Seal on the day and year first-above written.

Notary Public for the State of Montana
(Notarial Seal)	Residing at:
My commission expires: .

STATE OF MONTANA	)
: ss.
County of Lewis and Clark	)

On this 29th day of January, 2001, before me, the undersigned, a Notary Public in and for the state of Montana, personally appeared Ian Berzins, known to me to be the Managing Director of Elkhorn Goldfields, Inc., and known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me he executed the same on behalf of Mt. Heagan Development, Inc.

In witness whereof, I have hereunto set my hand and affixed my Notarial Seal on the day and year first-above written.

Notary Public for the State of Montana
(Notarial Seal)	Residing at:
My commission expires: .

{Mining Lease with Option to Purchase - w Exhibit.1 /}

EXHIBIT “A”

TO

MINING LEASE WITH OPTION TO PURCHASE (“AGREEMENT”)

BY AND BETWEEN

MT. HEAGAN DEVELOPMENT, INC. (OWNER”)

AND

ELKHORN GOLDFIELDS, INC. (“EGI”)

DATED JANUARY 29, 2001

Pursuant to the aforementioned Agreement, Owner leases to EGI all of its right, title and interest in and to the certain patented and unpatented mining and millsite claims and fee lots, and water right, situated in Jefferson County, Montana, and more particularly described as follows:

I.           Patented Mining Claims and Fee Lots

A.                       Claims

Claim Name	Mineral Survey No.	Township	Range	Section	Meridian

Golden Curry No. 1	7218	6N	3W	10	P.M.M.
Golden Curry No. 2	7219	6N	3W	10	P.M.M.
Golden Curry No. 3	7220	6N	3W	10	P.M.M.

Dewey	10017	6N	3W	11&14	P.M.M.

Gold Hill	10691	6N	3W	10&11	P.M.M.
Birds Eye	10691	6N	3W	11	P.M.M.
Montana	10691	6N	3W	11	P.M.M.
Heagan	10691	6N	3W	10&11	P.M.M.
Park	10691	6N	3W	10&11	P.M.M.

Erickmann	10725	6N	3W	10	P.M.M.

B.            Fee Lots

New Year	Government Lots 6 and 9	6N	3W	11&14	P.M.M.

Page 1 of 2 – Exhibit “A”

{Mining Lease with Option to Purchase - w Exhibit.1 /}

II.          Unpatented Mining and Millsite Claims

				Jefferson
				County, MT
	BLM Serial	Location		Recordation
Claim Name	(MMC No.)	Date	Book	Page	Township	Range	Section	Meridian

South Golden Curry	33425	6/25/34	43	576	6N	3W	10&15	P.M.M.
	Amended at:
	47	09
Golden Curry Millsite	33426	2/28/35	Q	60	6N	3W	10	P.M.M.
Sourdough Fraction	33427	10/24/36	46	125	6N	3W	10	P.M.M.
South Sourdough	33428	10/24/36	46	124	6N	3W	10	P.M.M.
East Golden Curry	33429	7/16/36	45	81	6N	3W	10	P.M.M.
	Amended at:
	47	08
South Golden Curry No. 2	33430	6/24/34	45	32	6N	3W	10	P.M.M.

Golden Curry Placer
(Elkhorn Bar Placer)	33432	7/16/36	R	55	6N	3W	10	P.M.M.

New Year	40852	2/15/36	22 (lodes) 557 6N	3W	11&14 P.M.M.
			Amended at:
			35 (lodes) 534

III.           Water Right

Water Right filed with the State of Montana Department of Natural Resources and Conservation:

Water Right Number 41E-W-127803-00

Point of Diversion: Section 11, T. 6 N., R. 3 W., P.M.M., Jefferson County, Montana

Place of Use: Section 11, T. 6 N., R. 3 W., P.M.M., Jefferson County, Montana

Point of diversion and place of use are on Birds Eye, a/k/a Birdseye, patented mining claim M.S. No. 10691.

Initialed for Identification

Page 2 of 2 – Exhibit “A”

{Mining Lease with Option to Purchase - w Exhibit.1 /}

EXHIBIT "B"

TO

MINING LEASE WITH OPTION TO PURCHASE ("AGREEMENT")

BY AND BETWEEN

MT. HEAGAN DEVELOPMENT, INC. (OWNER")

AND

ELKHORN GOLDFIELDS, INC. ("EGI")

DATED JANUARY 29, 2001

[Warranty Deed attached]

____________________________________

Initiated for Identification

RECORDING REQUESTED BY

AND RETURN TO:

Elkhorn Goldfields, Inc.

7 Maple Ridge Place

St. Andrews, Manitobia

Canada RIA 2&6

WARRANTY DEED

MT. HEAGANDEVELOPMENT, INC. ("Mt. Heagan"), a Montana corporation ("Grantor"), whose address is 3819 Highway 93 South, Darby, Montana 59827, for and in consideration often and No/lOO Dollars ($10.00) and other valuable consideration paid to it by Mt. Heagan, the receipt of which is hereby acknowledged, hereby grants, gives, bargains, sells, and conveys to ELKHORN GOLDFIELDS, INC. ("Elkhorn Goldfields"), a Montana corporation ("Grantee"), whose address is 7 Maple Ridge Place, St. Andrews, Manitoba, Canada RIA 2Y6, all of Grantor's right, title and interest in and to that certain real property situated in Jefferson County, State of Montana, more particularly described in Exhibit "A," attached hereto (the "Property").

Grantor represents and warrants to Grantee, its successors and assigns:

(i)          That the Property is free and clear of a leases (including but not limited to Deed Ref: 31 Misc. 287-290, 42 Misc. 144-147), liens, encumbrances and outstanding adverse claims and interest.

(ii)         That Grantor shall warrant and defend its right, title and interest to the Property and Grantee's quiet and peaceful possession and enjoyment thereof against all persons or entities who may claim any interest in the Property, the ores, metals, minerals, tailings, concentrates, water rights, and minerals derived from the Property, or the proceeds therefrom together with all other tenements, hereditaments and appurtenances thereto.

TO HAVE AND TO HOLD the same unto Grantee, its successors and assigns forever.

IN WITNESS WHEREOF, Grantor has executed this Warranty Deed effective as of the 29th day of January, 2001.

MT. HEAGAN DEVELOPMENT, INC.

By:
Name: John C. Orser
Title: Vice President

STATE OF MONTANA	)
:ss.
County of Lewis and Clark	)

On this 29th day of January, 2001, before me __________________________ a notary public, personally appeared John C. Orser, known to me to be the Vice President of Mt. Heagan Development, Inc., a Montana corporation, and acknowledged to me that such corporation executed the within instrument.

______________________________________________
NOTRARY PUBLIC FOR THE STATE OF MONTANA
(Notary Seal)	Residing At: ___________________________________
My Commission Expires: ________________________

EXHIBIT "C"

TO

MINING LEASE WITH OPTION TO PURCHASE ("AGREEMENT")

BY AND BET\VEEN

MT. HEAGAN DEVELOPMENT, INC. (OWNER")

AND

ELKHORN GOLDFIELDS, INC. ("EGI")

DATED JANUARY 29, 2001

[Memorandum .of Agreement attached]

____________________________________

Initiated for Identification

RECORDING REQUESTED BY

AND RETURN TO:

Elkhorn Goldfields, Inc.

7 Maple Ridge Place

St. Andrews, Manitoba

Canada RIA 2Y6

MEMORANDUM OF MINERAL LEASE WITH OPTION TO

PURCHASE

THIS MEMORANDUMOF MINERAL LEASEWITH OPTIONTO PURCHASE effective this 29th day of January, 2001, is filed of record in accordance with the provisions contained in a MINERAL LEASE AND OPTION TO PURCHASE (hereinafter referred to as the "Agreement") of even date herewith, wherein Mt. Heagan Development, Inc., a Montana corporation, whose address is 3819 Highway 93 South, Darby, Montana 59827 (hereinafter referred to as "Lessor") granted to ELKHORN GOLDFIELDS, INC., a Montana corporation, whose address is 7 Maple Ridge Place, St. Andrews, Manitoba, Canada RIA 2Y6 (hereinafter referred to as "Lessee") an exclusive lease with an option to purchase certain patented lode mining claims, certain fee lots, a certain water right filed with the State of Montana and certain unpatented mining and mill site claims (collectively referred to as the "Property") located in Jefferson County, Montana, which are described more fully on Exhibit "A" attached hereto and incorporated herein by this reference, together with all rights of ingress and egress to and from the mining claims, all water and mining and extra lateral rights appurtenant thereto; and all mine-waste dumps, tailing, fixtures and improvements thereon (all of which are hereinafter collectively referred to as the "Property"). The Property is leased and optioned by Lessor to Lessee for the consideration and subject to all of the terms and conditions contained in the Agreement, which terms and conditions, include but are not limited to, the following:

1.           GRANT OF RIGHTS. Lessor granted to Lessee an exclusive lease and option to purchase the Property, including all ores, metals, minerals, tailings, concentrates and mineral products (hereinafter collectively referred to as "Minerals") and all mining, water and extra lateral rights appurtenant to the Property, together with the exclusive right to enter upon, possess, and to use the Property for exploration, development, mining, extraction and processing of all Minerals and for all such other purposes related to such operations on other properties adjacent to or in the vicinity of the Property.

2.           TERM. The Agreement is granted for an initial term of five (5) years and so long thereafter as Lessee is exercising the rights granted in the Agreement and continues to make the advance minimum payments (hereinafter referred to as "Advance Minimum Payments").

3	ADVANCE MINIMUM PAYMENTS AND PRODUCTION ROYALTY PAYMENTS.

A.           Lessee shall pay to Lessor Advance Minimum Payments in the amount set forth in the Agreement.

B.           Under the terms of the Agreement, Lessor shall receive a production royalty on the Minerals mined from said mining claims to the Property and produced and sold by Lessee.

4.           PURCHASE OPTION. Lessee has the exclusive and irrevocable right to purchase the Property during the term of the Agreement, at a purchase price as set forth in the Agreement.

5.           ASSIGNMENT. All of the terms and conditions of the Agreement shall be binding upon and inure to the benefit of the parties and their heirs, successors, and assigns, as set forth therein.

6.           INFORMATION REGARDING AGREEMENT. Information regarding the. Agreement may be obtained from Lessee's office and place of business at 7 Maple Ridge Place, St. Andrews, Manitoba, Canada RIA 2Y6.

IN WITNESS WHEREOF, the parties have executed this MEMORANDUMOF MINERAL LEASE AND OPTION TO PURCHASE effective as of the day and year first above written.

LESSOR:	LESSEE:

MT. HEAGAN DEVELOPMENT, INC	ELKHORN GOLDFIELDS, INC.

By	By
John C. Orser, Vice President	Ian Berzins, Managing Director

December 19, 2005

Mr. C.A. Dickey

Mt. Heagan Development, Inc.

Highway 93 South

Darby, Mt

59827

Dear Mr, Dickey:

On behalf of Elkhorn Goldfields, Inc. (EGI) please accept this letter as written confirmation that, pursuant to the Mining Lease and Option to Purchase Agreement entered into between EGI and MT. Heagan Development, Inc. dated the 29 day of January, 2001, EGI wishes to extend the initial term of this Agreement for an additional period of five (5) years.

Also, any correspondence directed to Elkhorn Goldfields, Inc. should now be directed to the address noted above.

From the staff and employees at the Elkhorn Project, we want to wish you a happy holiday season and a prosperous 2006.

Sincerely,

Elkhorn

Robert Trenaman

Managing Director

cc:	Eric Lelacheur
Bill McBride

Suite 1209

409 Granville Street

Vancouver, B.C.

V6C 1T2

November 23, 2010

Mr. C. A. Dickey
MT. Heagan Development	Via Certified Mail
P.O. Box 2269
Peachtree City, Georgia
30269

RE: Mining Lease with Option to Purchase agreement between EGI and MT Heagan

Dear Mr. Dickey:

On behalf of Elkhorn Goldfields, Inc. (EGI) please accept this letter as written confirmation that, pursuant to the Mining Lease and Option to Purchase Agreement entered into between EGI and MT. Heagan Development, Inc. dated the 29th day of January, 2001 and extended for a five year period December 19th, 2005, EGI wishes to extend the term of this Agreement for an additional period of five (5) years.

Please direct any correspondence with respect to this matter to the above noted address and, as always, please feel free to contact me at (604) 687-4450 if there are any items to discuss.

Regards,

Elkhorn Goldfields, Inc.

Robert Trenaman

Managing Director

Cc	Eric Altman
Bill McBride